EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated February 19, 2016, with respect to the consolidated financial statements of Kreher Steel Company, LLC included in the Current Report of A.M. Castle & Co. on Form 8-K dated May 26, 2016. We consent to the incorporation by reference of said report in the Registration Statements of A.M. Castle & Co. on on Form S-4 (File No. 333-180662) and on Forms S-8 (File Nos. 333-154915, 333-160942, 333-174174 and 333-188530).
/s/ GRANT THORNTON LLP
GRANT THORNTON LLP
Chicago, Illinois
May 26, 2016